Exhibit 10.1

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (this “Agreement”) is made effective as of November 13, 2007 by and between Primal Solutions, Inc., a Delaware corporation (the “Employer”), and Joseph R. Simrell, an individual resident in Coto de Caza, California (the “Executive”).

RECITALS

The Employer desires to employ the Executive, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.  The Employer and the Executive previously entered into a Second Amended and Restated Employment Agreement effective as of December 16, 2005 (the “Prior Agreement”).  This Agreement amends, restates and supersedes the Prior Agreement.

The Executive and the Employer previously entered into a Second Amended and Restated Change of Control Agreement effective as of December 16, 2005 (“Prior Change of Control Agreement”).  Concurrently with this Agreement, the parties are entering into a Third Amended and Restated Change of Control Agreement dated as of the date hereof (the “Change of Control Agreement”) which amends, restates and supersedes the Prior Change of Control Agreement.

For the purposes of this Agreement, the terms defined in Section 9 of this Agreement have the meanings specified or referred to in such Section 9.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1	EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

1.2	TERM

The term of the Executive’s employment under this Agreement will commence on the Effective Date and continue until December 31, 2008, unless earlier terminated as provided in Section 5 of this Agreement.

No later than October 31, 2008, the Board of Directors will commence negotiations with Executive in good faith over the terms of a new employment agreement which shall contain a clause providing for at least twelve (12) months’ severance and benefits continuation.  If the Board of Directors negotiates in good faith and offers a new employment agreement containing such a severance clause, but the Employer and the Executive are unable to reach agreement on a new employment agreement, this Agreement shall expire on December 31, 2008, and the Executive shall receive no severance compensation but shall be paid his final compensation as provided for in Section 5.5(b) of this Agreement, except that the Executive shall receive his Incentive Compensation for the then-current Fiscal Year prorated through December 31, 2008.  If the Board of Directors does not negotiate in good faith or if the employment agreement offered does not include a clause providing for at least twelve (12) months’ severance and benefits continuation, this Agreement will expire on December 31, 2008, and the Executive will be paid the severance benefits provided for in Sections 5.5(a) and (e) of this Agreement.

1.3	DUTIES

The Executive will have such duties as are assigned or delegated to the Executive in writing by the Board of Directors, and will serve as Chairman of the Board, Chief Executive Officer and President of the Employer.  The Executive’s job duties shall include those responsibilities set forth in Exhibit A.  The Executive will devote his entire business time, attention, skill, and energy to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer.  Nothing in this Section 1.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement.  The Executive will fulfill his duties as a director of the Employer or officer of any of Employer’s affiliates without additional compensation as long as the Executive’s employment by the Employer continues under this Agreement.

2.	COMPENSATION

2.1	BASIC COMPENSATION

(a)           Salary.  The Executive will be paid an annual salary of $200,000 (the “Salary”), subject to adjustment as provided below, which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly.  The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors.

(b)           Benefits.  The Executive will, during the Employment Period, be permitted to participate in such stock option, restricted stock, pension, profit sharing, bonus, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts and other employee benefit plans provided by the Employer that may be in effect from time to time, at levels made available to other similarly situated executives of the Employer, and to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).  The Benefits shall include life insurance on the Executive’s life in an amount not less than the Executive’s Salary.

2.2	INCENTIVE COMPENSATION.

As additional compensation (the “Incentive Compensation”) for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay the Executive with respect to each Fiscal Year during the Employment Period (including Fiscal Year 2007), an amount not less than fifty percent (50%) of the Executive’s Salary (the “Compensation Plan”), if, and only if, the Employer meets or exceeds the performance goals for the Employer established by the Board of Directors (the “Employer Performance Goal”).  The Compensation Plan and Employer Performance Goal will be established by the Board of Directors within 60 days from the beginning of each Fiscal Year and will be communicated to the Executive in writing within 30 days of being so established.  Incentive Compensation will be paid to Executive no later than 2-1/2 months following the close of the calendar year in which the Incentive Compensation was earned; provided, however, if the Board of Directors in its discretion determines that the Employer does not have sufficient available cash to pay such amount on such date, the Board of Directors may defer, without interest, payment of any or all of such amount, to not later than December 31 of the calendar year following the calendar year in which the Incentive Compensation was earned.

3.	FACILITIES AND EXPENSES

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement.  The Employer will pay the Executive’s dues in such professional societies and organizations as the Board of Directors deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses.  The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies.

4.	VACATIONS AND HOLIDAYS

The Executive will be entitled to four weeks’ paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time.  The Executive agrees to arrange his vacation time with due regard for the circumstances and needs of the Employer and to minimize disturbance of the Employer’s operations.  The Executive will also be entitled to the paid holidays set forth in the Employer’s policies. Any unused vacation days may be carried over to the subsequent calendar year.

5.	TERMINATION

5.1	EVENTS OF TERMINATION

(a)           Termination.  The Employment Period, the Executive’s Basic Compensation and Incentive Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 5 or in the Change of Control Agreement):

(i)           upon the death of the Executive;

(ii)           upon the disability of the Executive (as defined in Section 5.2) for 120 consecutive days, or 180 days during any twelve-month period, immediately upon notice from either party to the other;

(iii)           for cause (as defined in Section 5.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

(iv)           for Good Reason (as defined in Section 5.4) upon not less than thirty days’ prior notice from the Executive to the Employer;

(v)           without cause immediately upon notice from either party to the other; or

(vi)           upon the expiration of the Employment Period as provided in Section 1.2.

(b)           Notice of Termination.  Any termination of the Executive’s employment by the Employer (or its successor) or by the Executive (other than termination based on the Executive’s death), pursuant to this Agreement, shall be communicated by the terminating party in a written notice to the other party hereto.  Such written notice shall (i) set forth the specific termination provision in this Agreement relied upon, if applicable, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) set forth the date the Executive’s employment with the Employer shall terminate.

5.2	DEFINITION OF DISABILITY

The Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement, with or without reasonable accommodation.  The Executive shall be provided with short term and long term disability benefits in accordance with the terms of the Employer’s plans then in effect.

5.3	DEFINITION OF “CAUSE”

“Cause” means: (a) an intentional act which materially injures the Employer; (b) an intentional refusal or failure to follow lawful and reasonable directions of the Board of Directors or an individual to whom the Executive reports (as appropriate); (c) a willful or habitual neglect of duties; or (d) the conviction of, or the entering of a guilty plea or plea of no contest by the Executive with respect to, a felony involving an act of moral turpitude.

5.4	DEFINITION OF “GOOD REASON”

“Good Reason” means the occurrence of any of the following without the consent of the Executive: (a) a material diminution of the Executive’s Salary; (b) a material diminution in the Executive’s authority, duties or responsibilities (including, without limitation, a requirement that the Executive report to a corporate officer rather than directly to the Board of Directors); (c) a material change in the geographic location at which the Executive works; provided that for purposes of this Agreement, a “material change” is defined to mean a change in the geographic location at which the Executive works which increases the distance from his residence to such location by more than fifty (50) miles; or (d) a material breach of this Agreement by the Employer; provided, however, that in no event shall a termination by the Executive be deemed to have been for “Good Reason” if (i) such termination occurs later than two years after the initial existence of Good Reason; (ii) the Executive fails to give the Employer written notice of the applicable Good Reason event within 90 days after such event first occurs or (iii) the Employer corrects such event in all material respects within 30 days following its receipt of such written notice from the Executive.

5.5	TERMINATION PAY

Effective upon the termination of the Executive’s employment, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.5, or, if applicable, as provided in the Change of Control Agreement, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer.  If the Executive receives payments under the Change of Control Agreement, then he will not also receive payments under this Agreement in connection with any termination of his employment which occurs with respect to the Change of Control or within three (3) months of the occurrence of the Change of Control; provided that for any termination of his employment occurring on or after the three (3)-month anniversary of the Change of Control, the Executive shall be entitled to such compensation as is provided in this Section 5.5.  The Employer may, as a condition to the Executive receiving any unvested pay or benefits under this Section 5.5, require the Executive to execute a release of all claims the Executive may have against the Employer or its affiliates arising from the Executive’s employment with the Employer or the termination thereof in a form reasonably satisfactory to the Employer.  Except as set forth herein, all amounts to be paid under this Section 5.5 shall be paid in equal periodic installments according to the Employer’s customary payroll practices, including without limitation any payments of Incentive Compensation; provided, however, that the Executive’s Salary and vacation accrued through the date termination is effective shall be paid in accordance with California law.

For purposes of this Section 5.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate.  Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a)           Termination Without Cause or By the Executive for Good Reason.  If Employer terminates the Executive’s employment without cause or the Executive terminates his employment for Good Reason, the Employer will pay the Executive (i) the Executive’s Salary for the remainder, if any, of the calendar month in which such termination is effective, and for an additional 12-month period, (ii) 100% of the Executive’s Incentive Compensation for the Fiscal Year during which the termination is effective and calculated assuming that 100% of the targets under such bonus plans are achieved, (iii) accrued vacation through the date of termination, and (iv) Incentive Compensation accrued and unpaid from the previous Fiscal Year, if any.  In no event will payments under (i) and (ii), above extend beyond 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded.

(b)           Termination by the Employer for Cause or Voluntarily by the Executive.  If the Employer terminates the Executive’s employment for cause, or the Executive voluntarily terminates his employment other than for Good Reason or disability, the Employer will pay the Executive (i) his Salary and accrued vacation through the date such termination is effective, and (ii) accrued and unpaid Incentive Compensation, if any, from the previous Fiscal Year and the then-current Fiscal Year, but the Executive will only be entitled to Incentive Compensation for the Fiscal Year during which such termination occurs to the extent it has been earned (i.e. targets have been achieved) prior to such employment termination.

(c)           Termination upon Disability.  Upon the disability of the Executive for 120 consecutive days, or 180 days during any twelve-month period, the Executive’s employment may be terminated by either party, and upon such termination the Employer will pay the Executive (i) that part of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which the disability occurs, prorated through the end of the calendar month during which the disability is deemed to have occurred under Section 5.2, as described in Section 5.5(f), (ii) accrued vacation through the date of termination, (iii) accrued and unpaid Incentive Compensation, if any, from the previous Fiscal Year, and (iv) his Salary through the date such termination is effective, subject to an offset for any Salary payments made or disability insurance benefits received pursuant to Section 6.1.  Payments under (i) above will be made no later than 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded.

(d)           Termination upon Death.  If  Executive’s employment is terminated because of the Executive’s death, the Employer will pay the Executive’s designated beneficiary (i) the Executive’s Salary through the end of the calendar month in which his death occurs, (ii) accrued vacation through the date of termination, (iii) accrued and unpaid Incentive Compensation, if any, from the previous Fiscal Year, and (iv) that part of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs, as described in Section 5.5(f), and calculated assuming that 100% of the targets under such bonus plans are achieved.

(e)           Benefits.

(i)           If the Executive’s employment hereunder is terminated by the Employer without cause or by the Executive for Good Reason, then the Employer will provide and pay for continued medical, dental, life, and disability insurance coverage for the Executive and the Executive’s dependents on the same terms as in effect at the time of termination of the Executive’s employment, including general premium increases, for the period from the date of termination until the Executive obtains replacement coverage through other employment, or for a period of 12 months after such employment termination, whichever is less.

(ii)           If the Executive’s employment hereunder is terminated by death or disability, then the Employer will provide and pay for continued medical and dental coverage for the Executive, if applicable, and the Executive’s dependents, on the same terms as in effect at the time of termination of the Executive’s employment, including general premium increases, for a period of 90 days after the effective date of termination. If such coverage is pursuant to COBRA, the Employer’s obligations hereunder will be contingent upon the Executive or his dependents, as applicable, executing all documents required to obtain such coverage.

(iii)           Except as set forth in this Section 5.5(e), the Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of  his employment, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

(f)           Incentive Compensation.  That portion of the Executive’s Incentive Compensation to be paid pursuant to subsections (c)(i) or (d)(iv) above shall be paid only if the Employer Performance Goal is met for the Fiscal Year during which the termination is effective.  If such Employer Performance Goal is met during such Fiscal Year, then the amount due shall be paid no later than March 15 of the following Fiscal Year.  Notwithstanding the foregoing, if the Board of Directors in its discretion determines that the Employer does not have sufficient available cash to pay such amount on such date, the Board of Directors may defer, without interest, payment of any or all of such amount, to not later than December 31 of the Fiscal Year following the Fiscal Year in which the Incentive Compensation was earned; provided, however, that payments to the Executive may only be deferred if and to the extent that payments to continuing employees of the Employer entitled to such payments are deferred.  If the Executive is entitled to payment of Incentive Compensation pursuant to this Section 5.5(f), then on or before March 15 of the Fiscal Year following the Fiscal Year in which the Incentive Compensation was earned, the Employer shall provide the Executive with a written notice (i) setting forth financial data based on the audited financial statements of the Employer sufficient for the Executive to determine if the Employer Performance Goal was met, and the amount of Incentive Compensation owed to the Executive, and (ii) if Incentive Compensation is owed to the Executive, stating a good faith determination by the Board of Directors of the payment schedule for the amount owed.

(g)           Acceleration of Vesting of Options.  If the Executive’s employment hereunder is terminated by the Employer without cause or by the Executive for Good Reason, upon the occurrence of such employment termination all outstanding unvested stock options and all previously granted unvested restricted stock awards granted to the Executive by the Employer shall accelerate and vest.

6.	DISABILITY

6.1	DISABILITY PAYMENTS

Upon the disability of the Executive, the Employer will pay the Executive (i) his Salary for the lesser of (A) 90 days from the date the disability is deemed to have occurred, and (B) the date on which disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive or under any state disability program, and (ii) if the Executive qualifies for such disability insurance benefits, for a period of up to 180 days from the date the disability is deemed to have occurred, the difference between (A) the Executive’s Salary at the time the disability is deemed to have occurred under Section 5.2, and (B) the insurance benefits under such disability insurance coverage or state disability program, provided that the period in which the Employer is required to make payments under subsections (i) and (ii) shall not in the aggregate exceed 180 days in any 12 month period.  Payments under this Section 6.1 will be made no later than 2-1/2 months following the close of the calendar year in which the disability is deemed to have occurred, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded.

7.	NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1	ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

7.2	AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(a)           Confidentiality.

(1)           During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not use or disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(2)           Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable state trade secret and any other applicable law.  If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(3)           None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(4)           The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any Employer document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer.  Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Employee Inventions.  During the Employment Period every Employee Invention will belong exclusively to the Employer, subject only to the exception set forth below.  The Executive acknowledges that all of the Executive’s  written work product, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions.  The Executive covenants that he will promptly:

(1)           disclose to the Employer in writing any Employee Invention;

(2)           assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s rights to the Employee Invention for the United States and all foreign jurisdictions;

(3)           execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(4)           sign all other papers necessary to carry out the above obligations; and

(5)           give testimony and render any other assistance (but without expense to the Executive) in support of the Employer’s rights to any Employee Invention.

This Agreement shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which includes inventions developed entirely on Executive’s own time without using the Employer’s equipment, supplies, facilities or trade secret information, except for those ideas and inventions that either; (i) relate, at the time of conception or reduction to practice of the invention, to the Employer’s business, or actual or demonstrably anticipated research or development of the Employer, or (ii) result from any work performed by the Executive for the Employer.

7.3	DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized.  To the extent allowed by law, all  pleadings, documents, testimony, and records relating to any such Confidential Information will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.	NON-INTERFERENCE

8.1	ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is national in scope and its products are marketed throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business.

8.2	COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(a)           whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer; or

(b)           whether for the Executive’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or in any manner induce or attempt to induce any employee of the Employer to terminate his or her employment with the Employer; or (ii) at any time during the Employment Period and the Post Employment Period, interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer.

If the Executive breaches any of the terms and provisions of this Section 8.2 during the Post-Employment Period, the Employer may, in addition to any other remedies that the Employer may have for any such breach, immediately terminate the payment of any severance payments or benefits then being paid to the Executive pursuant to Section 5.5, other than payments vested prior to the date of termination of the Executive’s employment.

For purposes of this Section 8.2, the term “Post-Employment Period” means the one year period beginning on the date of termination of the Executive’s employment with the Employer.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive’s employer.  The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.	DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 9.

“Agreement”--as defined in the opening paragraph of this Agreement.

“Arbitrator”--as defined in Section 10.9(d).

“Basic Compensation”--Salary and Benefits.

“Benefits”--as defined in Section 2.1(b).

“Board of Directors”--the board of directors of the Employer.

“Cause” --as defined in Section 5.3.

“Change of Control” --as defined in the Change of Control Agreement.

“Change of Control Agreement” --as defined in the Recitals to this Agreement.

“Claim”--as defined in Section 10.9(a).

“Compensation Plan”--as defined in Section 2.2.

“Confidential Information”--any and all:

(a)           trade secrets concerning the business and affairs of the Employer and its affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information of the Employer or its affiliates, however documented, that is a trade secret within the meaning of applicable state trade secret law; and

(b)           information concerning the business and affairs of the Employer and its affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c)           notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its affiliates containing or based, in whole or in part, on any information included in the foregoing.

“disability”--as defined in Section 5.2.

“Effective Date”--the date stated in the first paragraph of this Agreement.

“Employee Invention”--any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it), created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer or its affiliates, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

“Employer” --as defined in the opening paragraph of this Agreement.

“Employer Performance Goal” --as defined in Section 2.2.

“Employment Period”--the term of the Executive’s employment with the Employer or its successors.

“Executive” --as defined in the opening paragraph of this Agreement.

“Fiscal Year”--the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“Good Reason”--as defined in Section 5.4.

“Incentive Compensation”--as defined in Section 2.2.

“person”--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental body or other entity.

“Post-Employment Period”--as defined in Section 8.2.

“Prior Agreement”--as defined in the Recitals to this Agreement.

“Prior Change of Control Agreement”--as defined in the Recitals to this Agreement.

“Proprietary Items”--as defined in Section 7.2(a)(4).

“Salary”--as defined in Section 2.1(a).

10.	GENERAL PROVISIONS

10.1	INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.  Without limiting the Employer’s rights under this Section 10 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement or the Change of Control Agreement.

10.2	COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive.  The Employer and the Executive acknowledge that they have been advised of their right to independently consult with their respective counsel concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Section 7 or 8.

If the Executive’s employment hereunder is terminated for any reason, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

10.3	REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

10.4	OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

10.5	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.6	BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred.  The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

10.7	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a party may designate by notice to the other party pursuant to the terms of this Section 10.7):

If to the Executive:

Joseph R. Simrell
15 Rue Cezanne
Coto de Caza, California  92679
Facsimile No. (949) 713-0821

If to the Employer:

Primal Solutions, Inc.
19732 MacArthur Boulevard, Suite 100
Irvine, California 92612
Attention:  Chairman of the Compensation Committee
Facsimile No.:  (949) 260-1515

10.8	ENTIRE AGREEMENT; AMENDMENTS

This Agreement, along with the Change of Control Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof (including, without limitation, the Prior Agreement and the Prior Change of Control Agreement).  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.9	ARBITRATION OF DISPUTES

(a)           Exclusive Remedy.  Except as set forth in Section 10.9(c), arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with the Executive’s employment relationship with the Employer, or the termination of the Executive’s employment relationship with the Employer.  This mutual agreement to arbitrate includes any Claim by the Executive against any parent, subsidiary, or affiliated entity of the Employer, or any director, officer, general or limited partner, employee or agent of the Employer or of any such parent, subsidiary or affiliated entity.  It also includes any claim against the Executive by the Employer, or any parent, subsidiary or affiliated entity of the Employer.

(b)           Claims Subject to Arbitration.  This agreement to arbitrate specifically includes (without limitation) any Claim for breach of this Agreement; any Claim under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; any Claim for personal, emotional, physical, economic or other injury; and any claim for misappropriation of confidential information or trade secrets or business torts.

(c)           Claims Not Subject to Arbitration.  This Section 10.9 does not preclude either party from making an application to a court of competent jurisdiction for:  (a)  provisional remedies (e.g., temporary restraining order or preliminary injunction) pursuant to California Code of Civil Procedure Section 1281.8; or (b) a temporary restraining order or injunction under California Code of Civil Procedure Section 527.8 in order to obtain protection against employee violence or threats of violence.  This Section 10.9 also does not apply to any claims by the Executive:  (i) for workers’ compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

(d)           Procedure.  The arbitration proceedings shall be conducted in Orange County, California.  Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”).  The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration.  If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator.  The parties agree that arbitration shall be conducted in accordance with California Code of Civil Procedure sections 1280 et seq., including Code of Civil Procedure Section 1283.05 regarding discovery, except as modified in this Agreement.  The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration.  In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim.  The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based.  Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

(e)           Costs.  The Employer shall be responsible for paying the fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator’s fees).  The parties shall be responsible for their own attorneys’ fees and costs, except that the Arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

(f)           Interpretation of Arbitrability.  The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

10.10	HEADINGS; CONSTRUCTION

The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.11	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or Arbitrator, then to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.13	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and disbursements as determined by the court or arbitrator.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

THE EXECUTIVE

Joseph R. Simrell

THE COMPANY

PRIMAL SOLUTIONS, INC., a Delaware corporation

By:

Name:

Title:

Exhibit A

Job Description

Chairman of the Board/Chief Executive Officer/President

[See attached]

Exhibit A

Job Description

Chairman of the Board/Chief Executive Officer/President

Job Title:	Chairman of the Board, Chief Executive Officer/President
Department:	Executive
Reports To:	Board of Directors
Job Code:	TBD
FLSA Status:	Exempt

Summary: Manages and directs the organization toward its primary objectives, based on profit and return on capital, by performing the following duties personally or through subordinate managers.

Essential Duties and Responsibilities include the following.  Other duties may be assigned.

·	Plans, coordinates, and controls the daily operation of the organization through the organization’s managers.

·	Establishes current and long range goals, objectives, plans and policies, subject to approval by the Board of Directors.

·	Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies and Board approval.

·	Meets with the organization’s other executives to ensure that operations are being executed in accordance with the organization’s policies.

·	Oversees the adequacy and soundness of the organization’s financial structure.

·	Reviews operating results of the organization, compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

·	Plans and directs all investigations and negotiations pertaining to mergers, joint ventures, the acquisition of businesses, or the sale of major assets with approval of the Board of Directors.

·	Establishes and maintains an effective system of communications throughout the organization.

·	Represents the organization with major customers, stockholders, the financial community, and the public.